As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blaize Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-2708752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4659 Golden Foothill Parkway, Suite 206

El Dorado Hills, CA 95762

(Address of principal executive offices) (Zip code)

Blaize Holdings, Inc. 2025 Incentive Award Plan

Blaize Holdings, Inc. 2025 Employee Stock Purchase Plan

Blaize, Inc. Amended and Restated 2011 Stock Plan

(Full title of the plan)

Harminder Sehmi

Chief Financial Officer

4659 Golden Foothill Parkway, Suite 206

El Dorado Hills, CA 95762

(Name and address of agent for service)

(916) 347-0050

(Telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Ryan J. Lynch

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Blaize Holdings, Inc. (the “Company” and the “Registrant”) for the purpose of registering (i) up to 24,953,044 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), issuable under the Blaize, Inc. Amended and Restated 2011 Stock Plan (the “2011 Plan”), (ii) up to 30,500,000 shares of Common Stock issuable under the Blaize Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”) (inclusive of (A) 7,111,228 shares of Common Stock that became issuable under the 2025 Plan on January 1, 2025 as a result of the operation of an annual automatic increase provision in the 2025 Plan, which provides that the total number of shares available for awards under the 2025 Plan will be increased on the first day of each calendar year (beginning with and including 2025 and ending with and including 2034), by an amount equal to the lesser of (x) 7% of the aggregate number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year and (y) such smaller number of shares of Common Stock as determined by the board of directors of the Company (the “Board”), and (B) 5,102,758 shares of Common Stock that may become available for issuance under the 2025 Plan if any awards under the 2025 Plan expire, lapse, are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised/settled or forfeited, in each case, which results in the Company acquiring the shares at a price not greater than the original purchase price paid or the shares subject to any such awards are withheld to satisfy applicable exercise or purchase price or tax withholding obligations) and (iii) up to 3,047,669 shares of Common Stock issuable under the Blaize Holdings, Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP” and together with the 2011 Plan and 2025 Plan, the “Plans”) (inclusive of 1,015,890 shares of Common Stock that became issuable under the 2025 ESPP on January 1, 2025 as a result of the operation of an annual increase provision in the 2025 ESPP, which provides that the total number of shares available for awards under the 2025 ESPP will be increased on the first day of each calendar year (beginning with and including 2025 and ending with and including 2034), by an amount equal to the lesser of (x) 1% of the aggregate number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year and (y) such smaller number of shares of Common Stock as determined by the Board).

On January 13, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024 and November 21, 2024, the “Merger Agreement”), by and among the Company (formerly known as BurTech Acquisition Corp. or “BurTech”), BurTech Merger Sub, Inc., a direct, wholly owned subsidiary of BurTech (“Merger Sub”), Blaize, Inc. (“Legacy Blaize”), and for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company and affiliate of BurTech (“Burkhan”), Merger Sub merged with and into Legacy Blaize (the “Merger”), the separate corporate existence of Merger Sub ceased and Legacy Blaize survived as a wholly owned subsidiary of BurTech (collectively, the “Business Combination”). Following the closing of the Business Combination, BurTech changed its name from BurTech Acquisition Corp. to Blaize Holdings, Inc. The Registrant’s Common Stock commenced trading on the Nasdaq Global Stock Market under the symbol “BZAI” on January 14, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our” and the “Company,” or similar references, refer to Blaize Holdings, Inc. (formerly known as BurTech Acquisition Corp.), unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Blaize Holdings, Inc. or its predecessor, BurTech Acquisition Corp., with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on April 15, 2025 (File No. 001-41139);

(b) the Company’s Current Reports on Form 8-K as filed with the Commission on January 8, 2025, January  13, 2025 and January  17, 2025 (as amended by the Current Report on Form 8-K/A filed on February  7, 2025 and April 15, 2025) (in each case excluding information furnished pursuant to Item 2.02 or 7.01) (File No. 001-41139);

(c) the description of the Company’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the SEC on December 8, 2021, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 2024; and

(d) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the document referred to in (a) above.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of Blaize Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

4.2	Amended and Restated Bylaws of Blaize Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of UHY LLP.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Blaize Holdings, Inc. 2025 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

99.2	Blaize Holdings, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

99.3*	Form of Global Restricted Stock Unit Grant Notice and Global Restricted Stock Unit Agreement under the Blaize Holdings, Inc. 2025 Incentive Award Plan.

99.4	Blaize, Inc. Amended and Restated 2011 Stock Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

99.5	Form of Stock Option Grant Agreement (Installment Exercise) and Grant Notice under the Blaize, Inc. Amended and Restated 2011 Stock Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

99.6	Form of Stock Option Grant Agreement (Contingent Exercise) and Grant Notice under the Blaize, Inc. Amended and Restated 2011 Stock Plan (incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

99.7	Form of Restricted Stock Unit Grant Agreement and Grant Notice under the Blaize, Inc. Amended and Restated 2011 Stock Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on January 17, 2025).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Dorado Hills, California, on May 12, 2025.

BLAIZE HOLDINGS, INC.

By:	/s/ Dinakar Munagala
Name: Dinakar Munagala
Title: Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Dinakar Munagala and Harminder Sehmi, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Dinakar Munagala Dinakar Munagala	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2025

/s/ Harminder Sehmi Harminder Sehmi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2025

/s/ Edward Frank Edward Frank	Director	May 12, 2025

/s/ Lane M. Bess Lane M. Bess	Director	May 12, 2025

/s/ Juergen Hambrecht Juergen Hambrecht	Director	May 12, 2025

/s/ Anthony Cannestra Anthony Cannestra	Director	May 12, 2025

/s/ George de Urioste George de Urioste	Director	May 12, 2025

/s/ Yoshiaki Fujimori Yoshiaki Fujimori	Director	May 12, 2025